SKYLINE ASSET MANAGEMENT, L.P.

CODE OF ETHICS

April 2013

TABLE OF CONTENTS

Statement of Policy	1

Definitions	2

To whom does this Code apply?	4

Overview of Policies in the Code of Ethics	5

Restrictions	6

Exemptions	9

Compliance Procedures	9

Sanctions	13

Miscellaneous Provisions	13

Policies Outside the Code of Ethics	14

Appendix A: Examples of Beneficial Ownership	15

Exhibit A: Personal Trading Request and Authorization Form	16

Exhibit B: Acknowledgement of Receipt of Code of Ethics	17

Exhibit C: Annual Affirmation of Compliance	18

Exhibit D: Approval to Purchase or Sell During a Blackout Period Form	19

Exhibit E: Quarterly Transactions Report Form	20

Exhibit F: Holdings Report	22

STATEMENT OF POLICY

This Code of Ethics (“Code”) is being adopted under Rule 17j-1 and Rule 204A-1 promulgated by the Securities and Exchange Commission (“Commission”) pursuant to Section 17(j) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Section 204A of the Investment Advisers Act of 1940 (the “Advisers Act”). In general, Rule 17j-1 and Rule 204A-1 impose an obligation on registered investment companies, registered investment advisers and certain principal underwriters to (1) adopt written codes of ethics covering the securities activities of certain of their directors, officers and employees that contain provisions reasonably necessary to prevent misconduct; (2) comply with all applicable federal securities laws; and (3) use reasonable diligence and institute procedures reasonably necessary to prevent violations of such code of ethics. This Code is designed to ensure that those individuals of Skyline Asset Management, L.P. (the “Adviser”) who have access to information regarding the portfolio securities activities of a registered investment company and other clients do not intentionally use information concerning such clients’ portfolio securities activities for their personal benefit and to the detriment of such clients. Capitalized terms used in this Code are defined in Article II of the Code.

It is not the intention of this Code to prohibit personal securities transactions by personnel of the Adviser, but rather it is intended to prescribe rules designed to prevent actual and apparent conflicts of interest. While it is not possible to specifically define and prescribe rules addressing all possible situations in which conflicts may arise, this Code sets forth the Adviser’s policy regarding conduct in those situations in which conflicts are most likely to develop.

General Principles

The persons to whom this Code applies (see Article III herein) should keep the following general fiduciary principles in mind in discharging his or her obligations under the Code. These persons shall:

a.	at all times, place the interests of Investment Advisory Clients before his or her personal interests;

b.	conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

c.	not take any inappropriate advantage of his or her position with or on behalf of any Investment Advisory Client.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield personnel of the Adviser from liability for personal trading or other conduct that violates a fiduciary duty to the Investment Advisory Clients. Moreover, an action taken indirectly by a person subject to this Code which would violate this Code if taken directly is likewise prohibited by this Code.

In addition, the persons to which this Code applies must act at all times in a professional manner and in accordance with applicable laws, rules and regulations (and in particular laws, rules and regulations pertaining to fiduciaries, and their duties and responsibilities to their clients) as well as all applicable requirements and restrictions imposed by organizational and disclosure documents of Affiliated Mutual Funds. Moreover, the persons to whom this Code applies understand that the Adviser believes that, as a general matter, its personnel should not engage in transactions in securities (or comparable behavior) that create the potential for a conflict of interest to arise.

DEFINITIONS

“Access Person” shall mean any director, trustee, officer, partner or employee of the Adviser, Advisory Person and such other persons who from time to time are designated as Access Persons by a Designated Officer.

“Advisory Person” shall mean (1) any employee of the Adviser or of any company in a Control relationship with the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding a purchase or sale of a Security by an Investment Advisory Client of the Adviser or whose functions relate to making of any recommendations with respect to such purchases or sales, and (2) any natural person in a Control relationship to the Adviser who obtains information concerning recommendations made to the Adviser with respect to the purchase or sale of a Security by the Adviser.

“Adviser” shall mean Skyline Asset Management, L.P., a Delaware limited partnership.

“Alternate Designated Officer” shall mean an officer of the Adviser other than the Designated Officer.

“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Rule 16a-1(a) (2) under the Securities Exchange Act specifies that, to have beneficial ownership, a person must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Accordingly, a director, trustee, officer, employee, agent or consultant of the Adviser may be deemed to have beneficial ownership of securities held by members of his immediate family sharing the same household, or by certain partnerships, trusts, corporations or other arrangements. Application of this definition is explained in more detail and examples are provided in Appendix A attached hereto.

“Code” shall mean this Code of Ethics.

“Control” shall have the same meaning as that set forth in Section 2(a) (9) of the 1940 Act. Generally, it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Designated Officer” shall mean the Chief Compliance Officer of the Adviser or such other person designated by the Adviser or the Designated Officer (such as an Alternate Designated Officer), who shall be responsible for management, review and enforcement of the Adviser’s program of compliance with the Code.

“Federal Securities Laws” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes- Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, and the Bank Secrecy Act as it applies to investment companies and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Initial public offering” shall mean an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

“Investment Advisory Client” shall mean any investment company (registered or unregistered under the 1940 Act) managed, advised and/or subadvised by the Adviser and any other client, portfolio or account which is managed, advised and/or subadvised by the Adviser as to the value of Securities or as to the advisability of investing in, purchasing or selling Securities.

“Mutual Fund” shall mean an open-end management investment company that is registered under the 1940 Act (other than a money market Mutual Fund).

“Affiliated Mutual Fund” shall mean a Mutual Fund (other than a money market Mutual Fund) that is managed, advised or subadvised by the Adviser or an affiliate of the Adviser (including, without limitation, the Managers Funds).

“Non-Access Person” shall mean any director, trustee, officer, partner or employee of the Adviser who is not classified as an Access Person in this Code and such other persons who from time to time are designated as Non-Access Persons by a Designated Officer.

“Portfolio Manager” shall mean any Access Person with direct day-to-day responsibility and authority to make investment decisions for or affecting any Investment Advisory Client.

A “private placement offering” shall mean an offering of securities that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

A “purchase” or “sale” of a Security includes, among other things, the writing of an option to purchase or sell a Security.

“Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act (generally, all securities, including bonds (rated below “A” by at least one national rating service) and options, warrants and other rights to purchase securities), except that “Security” shall not include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

•	Shares of Mutual Funds and Affiliated Mutual Funds (except as otherwise noted in this Code);

•	such other securities and instruments that the Designated Officer shall determine from time to time to be excluded from the definition of “Security” under this Code;

•	futures or options on futures, other than futures or options on futures that are based on a single stock or on a narrow-based stock index; and

•	commodities.

A “Security “ is “held or to be acquired” by an Investment Advisory Client when the Security, within the most recent fifteen (15) days, (1) is or has been held by the Investment Advisory Client, or (2) is being or has been considered by the Investment Advisory Client or the Adviser for purchase by the Investment Advisory Client.

“1940 Act” means the Investment Company Act of 1940, as amended.

TO WHOM DOES THIS CODE APPLY?

This Code applies to you if you are:

•	A director, trustee, officer, partner or employee of the Adviser; or

•	Any other person deemed an Access Person by the Designated Officer.

There are three main categories of persons noted below who are covered by this Code, taking into account their positions, duties and access to information regarding the investment process, portfolio trades or holdings by Investment Advisory Clients. You have been notified about which of these categories applies to you.

Access Person		Non-Access Person
A person who regularly participates in the investment process, or who has access to trade or holdings data, or who may have limited access to trade or holdings data		All persons who are not Access Persons
Examples:
•	Portfolio Managers
•	Analysts
•	Traders
•	Marketing
•	Client Service
•	Investment Operations
•	Compliance

OVERVIEW OF POLICIES IN THE CODE OF ETHICS

Please refer to the following chart to determine which policies apply to your category. These policies are described in detail below.*

	Access Person	Non-Access Person
General Principles	yes	yes
Blackout Periods	yes	no
Ban on Initial Public Offerings	yes	no
Pre-clearance of Private Placement Offerings	yes	no
Ban on short-term trading profits – Affiliated Mutual Funds	yes	no
Gifts	yes	yes
Receipt of brokerage discounts, etc.	yes	no
Service as a director or comparable position	yes	no
Outside investment advisory services	yes	no
Nonpublic material information	yes	yes
Transactions with investment advisory clients	yes	no
Ban on investment clubs	yes	no
Skyline Gift Policy	yes	yes
Broker letter/duplicate confirms	yes	no
Pre-clearance requirement	yes	no
Initial/Annual Holdings Reports	yes	no
Quarterly Transactions Reports	yes	no
Initial/Annual Certifications	yes	yes

*	This chart summarizes the policies in this Code. As is discussed in Article V, Policies Outside the Code of Ethics, there are other policies which apply to directors, officers and employees of the Adviser. Please refer to those policies for guidance on their requirements.
**	There are certain circumstances in which these documents may need to be completed, as discussed in Article V.

RESTRICTIONS

Blackout Periods

Access Persons – Purchases: No Access Person shall purchase, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within at least fifteen (15) calendar days before and after any Investment Advisory Client purchases (or has purchased) that Security, except that Access Persons shall be permitted to purchase such Securities if all of the following conditions are met:

•

the Adviser’s trader has certified to the Designated Officer or the Alternate Designated Officer, if the Designated Officer wishes to purchase such Securities, that all purchase transactions of the Investment Advisory Clients have been completed for that day;

•

the Portfolio Manager(s) of that Investment Advisory Client(s) certify to the Designated Officer or Alternate Designated Officer that the Access Person’s purchase transaction is not likely to have an adverse impact on the Investment Advisory Client(s), including any Investment Advisory Client’s ability to purchase or sell such Securities in the future;

•

the Approval to Purchase or Sell During a Blackout Period form (attached hereto as Exhibit D) has been completed and the Access Person otherwise complies with the Compliance Procedures set forth in Article VI and Article VIII of this Code; and

•	the Access Person is able to complete the purchase transaction of such Securities on the same day as permission is granted by the Designated Officer or Alternate Designated Officer.

•

Note: In connection with permitting the purchase of a Security during a blackout period relating to purchases as noted in Article VI.a. (ii), the Designated Officer or Alternate Designated Officer may give consideration to all relevant facts and circumstances, including the frequency with which the Access Person engages in similar transactions.

Access Persons – Sales: No Access Person shall sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if such Security is held by an Investment Advisory Client, unless and until the Security is sold or otherwise disposed of by all the Investment Advisory Clients, except that Access Persons shall be permitted to sell such Securities if all of the following conditions are met:

•

the Adviser’s trader has certified to the Designated Officer or the Alternate Designated Officer, if the Designated Officer wishes to sell such Securities, that all sale transactions of the Investment Advisory Clients have been completed for that day;

•

the Portfolio Manager(s) of that Investment Advisory Client(s) certify to the Designated Officer or Alternate Designated Officer that the Access Person’s sale transaction is not likely to have an adverse impact on the Investment Advisory Client(s), including any Investment Advisory Client’s ability to purchase or sell such Securities in the future;

•

the Approval to Purchase or Sell During a Blackout form (attached hereto as Exhibit D) has been completed and the Access Person otherwise complies with the Compliance Procedures set forth in Article VI and Article VIII of this Code; and

•	the Access Person is able to complete the sale transaction of such Securities on the same day as permission is granted by the Designated Officer or Alternate Designated Officer.

Note: In connection with permitting the sale of a Security during a blackout period relating to sales as noted in Article VI.a. (iii), the Designated Officer or Alternate Designated Officer may give consideration to all relevant facts and circumstances, including the frequency with which the Access Person engages in similar transactions and the Access Person’s proposed use of the proceeds (i.e., purchase of a home or car, or payment of educational or medical expenses).

Initial Public Offerings: No Access Person shall acquire direct or indirect beneficial ownership of any Security in an initial public offering.

Private Placement Offerings: With regard to private placements offerings:

Each Access Person contemplating the acquisition of direct or indirect beneficial ownership of a Security in a private placement offering shall obtain express prior written approval from the Designated Officer or, if the Designated Officer is contemplating such an acquisition, the Alternate Designated Officer for any such acquisition (who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for one or more Investment Advisory Clients, and whether such opportunity is being offered to such Access Person by virtue of his or her position with an Investment Advisory Client).

If an Access Person shall have acquired direct or indirect beneficial ownership of a Security of an issuer in a private placement offering, such Access Person shall disclose such personal investment to the Designated Officer or, if the Designated Officer shall have acquired such ownership, the Alternative Designated Officer prior to each subsequent recommendation to any Investment Advisory Client for which he acts in a capacity as an Access Person, for investment in that issuer.

If an Access Person shall have acquired direct or indirect beneficial ownership of a Security of an issuer in a private placement transaction, any subsequent decision or recommendation by such Access Person to purchase Securities of the same issuer for the account of an Investment Advisory Client shall be subject to an independent review by personnel of the Adviser with no personal or financial interest in the issuer.

Short-Term Trading Profits – Affiliated Mutual Funds: No Access Person shall profit from the purchase and sale, or sale and purchase, of the securities of an Affiliated Mutual Fund of which such Access Person has, or by reason of such transactions acquired, direct or indirect beneficial ownership, within sixty (60) calendar days, except to the extent that (i) the transaction is a portfolio rebalancing transaction (i.e., a transaction by an Access Person in which the Access Person purchases and sells or sells and purchases the securities of Affiliated Mutual Funds on a systematic basis (but in no event more frequently than quarterly and in response to economic or personal changes), (ii) purchases pursuant to automatic investment, payroll deduction, or other similar plans, or (iii) the transaction has been pre-cleared in accordance with the procedures set forth in Article VIII of this Code, with consideration given to all relevant circumstances, including the frequency with which the Access Person engages in similar transactions and the Access Person’s proposed use of the proceeds (i.e., purchase of a home or car, or payment of educational or medical expenses). Any profit so realized without prior approval shall be disgorged as directed by the Designated Officer or, if any profit is so realized by the Designated Officer, the Alternate Designated Officer.

For purposes of this paragraph (d), if an Access Person holds securities of an Affiliated Mutual Fund in different accounts and such securities were purchased on different days, the securities most recently purchased by the Access Person irrespective of the account in which such securities are held shall be the securities to which the restrictions of this paragraph shall apply; provided, however, that portfolio rebalancing transactions and securities acquired or disposed of in such transactions irrespective of account and securities acquired in automatic investment, payroll deduction, or other similar plans will not be subject to the sixty (60) calendar day limitation and will not be compared to those securities that are subject to the sixty (60) calendar day limitation (and such sale transaction shall require pre-clearance).

Gifts: No Access Person or Non-Access Person or a member of his or her family shall seek or accept gifts, favors, preferential treatment or special arrangements from any broker, dealer, investment adviser, financial institution or other supplier of goods and services to the Adviser or its Investment Advisory Clients, or from any company whose Securities have been purchased or sold or considered for purchase or sale on behalf of the Adviser’s Investment Advisory Clients. The foregoing sentence shall not prohibit any benefit or direct or indirect compensation to the Access Person from any entity under common Control with the Adviser for bona fide services rendered as an officer, director or employee of such person. This prohibition shall not apply to (i) gifts of small value, usually in the nature of reminder advertising, such as pens, calendars, etc., which in the aggregate do not exceed $350 in value in any one calendar year, (ii) a reasonable level of participation in lunches, dinners, cocktail parties, sporting events or similar social gatherings conducted for business purposes, and (iii) gifts given or received in accordance with the Adviser’s Gift Policy.

In addition to the requirements of this Code, all Access Persons and Non-Access Persons of the Adviser are subject to the Adviser’s Gift Policy as such policy may be modified from time to time.

Receipt of Brokerage Discounts, etc.: No Access Person shall, with respect to an amount in which he or she has any direct or indirect beneficial ownership, accept any discount or other special consideration from any registered broker or dealer which is not made generally available to all other customers and clients of such broker or dealer.

Service as a Director: No Access Person shall serve on a board of directors as a director or trustee (or comparable position) of any trust, or any public or private company or organization without prior authorization from the Designated Officer, based upon a determination that such board service would be consistent with the interests of Investment Advisory Clients and their respective shareholders.

If board service of an Access Person is authorized, such Access Person shall be isolated from investment decisions with respect to the trust, company or organization of which he or she is a director through any informational barrier and/or policies and procedures approved by the Designated Officer.

Outside Investment Advisory Services: No Access Person may render investment advisory services to any person or entity that is not an Investment Advisory Client of the Adviser, without first obtaining the written permission of the Designated Officer or, if the Designated Officer is seeking to render such services, the Alternate Designated Officer. This restriction is supplemental to, and does not in any way modify, the obligations of any Access Person who has a separate agreement with the Adviser or its general partner with respect to competitive activities.

Nonpublic Material Information: No Access Person or Non -Access Person shall utilize nonpublic material information about any issuer of Securities (including a Mutual Fund and/or an Affiliated Mutual Fund) in the course of rendering investment advice or making investment decisions on behalf of such Access Person, the Adviser or its Investment Advisory Clients. Nonpublic material information is information not generally available to the public that is likely to have an impact (positive or negative) on the price of a security upon its release. No Access Person or Non-Access Person should solicit from any issuer of Securities any such nonpublic material information. Any Access Person or Non-Access Person inadvertently receiving nonpublic information regarding Securities held by an Investment Advisory Client of the Adviser or being considered for purchase by the Adviser for an Investment Advisory Client shall

(1) notify immediately the Designated Officer of, if the Designated Officer receives such nonpublic information, the Alternate Designated Officer, and (2) not take any investment-related action with respect to such information or communicate the information to anyone other than a Designated Officer or comparable individual(s), such as legal counsel.

Transactions With Investment Advisory Clients: No Access Person shall knowingly sell to or purchase from any Investment Advisory Client any Security or other property of which he or she has, or by reason of such transaction acquires, direct or indirect beneficial ownership, except Securities of which such Investment Advisory Client is the issuer shall knowingly sell to or purchase from a portfolio of the

Affiliated Mutual Funds any Security or other property of which he or she has, or by reason of such transaction acquires, direct or indirect beneficial ownership, except Securities of which the Affiliated Mutual Funds is the issuer.

Investment Clubs: No Access Person shall participate in any so-called “investment club” or other entity, activity or organization that engages in the purchase or sale of securities, including the purchase or sale of the securities of Mutual Funds or Affiliated Mutual Funds. If you have any questions concerning the status of a particular entity, activity or organization, please immediately contact the Designated Officer.

EXEMPTIONS

The restrictions of Article VI (a)-(d) of this Code shall not apply to the following:

•	Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control;

•	Purchases or sales of Securities which are not eligible for purchase or sale by Investment Advisory Clients of the Adviser as determined by the Designated Officer;

•

Purchases or sales which are non-volitional (i.e., not made by you or an agent) on the part of either the Access Person or the Investment Advisory Clients of the Adviser (for example, securities received as gifts or corporate actions by issuers or tenders of a class of Securities pursuant to tender offers expressly conditioned on the acquisition of all of the Securities of such class);

•	Purchases which are part of an automatic dividend reinvestment plan;

•

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

•	Purchases or sales of instruments that are not within the definition of a “Security” as set forth in Article II of this Code; and

•

Purchases or sales of securities other than those exempted in (a) through (f) of this Article VII that have been authorized in writing by the Designated Officer or, if such purchase or sale is made by the Designated Officer, the Alternate Designated Officer following a specific determination that the transaction is consistent with the statement of General Principles embodied in Article I of this Code.

The requirements of Article VIII (a) of this Code shall not apply to the following:

•

Purchases or sales which are non-volitional (i.e., not made by you or an agent) on the part of the Access Person (for example, securities received as gifts or corporate actions by issuers or tenders of a class of Securities pursuant to tender offers expressly conditioned on the acquisition of all of the Securities of such class); and

•	Purchases or sales of debt instruments rated “BBB” or above by at least one national rating service.

COMPLIANCE PROCEDURES

Preclearance: An Access Person may not, directly or indirectly, acquire or dispose of beneficial ownership of a Security except as provided herein unless:

•

such purchase or sale has been approved by the Designated Officer, or if the Designated Officer seeks to acquire or dispose of beneficial ownership of a Security, such purchase or sale has been approved by the Alternate Designated Officer;

•	the approved transaction is completed within two (2) business days of the time approval is received; and

•	the Designated Officer or the Alternate Designated Officer has not rescinded such approval prior to execution of the transaction.

Note: An Access Person may not, directly or indirectly dispose of beneficial interest of a share of an Affiliated Mutual Fund that such Access Person has held for sixty (60) calendar days or less except in accordance with Article VI, paragraph d of this Code.

All requests for preclearance must be set forth in writing on the standard Personal Trading Request and Authorization form, a copy of which is attached hereto as Exhibit A.

The Adviser shall cause to be maintained such “restricted lists” or other documents or devices as shall be necessary and appropriate to facilitate the preclearance process.

In reviewing transactions, the Designated Officer or the Alternate Designated Officer shall take into account the exemptions allowed under Article IV and may take into account whether or not the Security is held or to be acquired by an Investment Advisory Client.

Reporting and Review Requirements

Initial and Annual Holdings Reports: All Access Persons shall disclose (1) all personal holdings of Securities (including the securities of Mutual Funds and Affiliated Mutual Funds) upon the adoption of this Code, and (2) all accounts maintained with a broker or other market intermediary, no later than ten (10) days after commencement of employment (“Initial Holdings Report”), and thereafter on an annual basis (“Annual Holdings Report”). Annual Holdings Reports shall be delivered to the Designated Officer no later than January 30 of the following year. The information in either the Initial Holdings Report or Annual Holdings Report must be current as of a date not more than 45 days prior to the individual becoming an Access Person or the date the report is submitted.

Initial Holdings and Annual Holdings Reports shall contain the following information:

•	title, interest rate and maturity date (if applicable), number of shares or principal amount, current price and market value of each Security held beneficially;

•	the name of any broker, dealer or other market intermediary with or through which the investment person maintains an account and the account number; and

•	the date the report is submitted.

A form of Initial/Annual Holdings Report is attached hereto as Exhibit F.

Trade Confirmations and New Account Information: All Access Persons shall (1) promptly notify (in any event within ten (10) days) the Designated Officer of the establishment of an account with any broker or other market intermediary and provide the name of such broker or other market intermediary, the date the account was established, and the number for such account, and (2) direct their brokers or other market intermediaries to supply the Designated Officer on a timely basis, duplicate copies of confirmations of all transactions in any Security (including any security of a Mutual Fund and/or Affiliated Mutual Fund) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership of such Security (including any security of a Mutual Fund and Affiliated Mutual Fund).

Quarterly Reports

Access Persons - General Requirement: Unless excluded by paragraph (2) below of this Article VIII.b.(iii).(a) of the Code, every Access Person shall make a report in writing to the Designated Officer not later than thirty (30) days after the end of each calendar quarter (“Quarterly Transactions Report”) in the Quarterly Transactions Report form attached hereto as Exhibit E. This report shall contain the information set forth below with respect to (i) transactions in any Security (including any security of a Mutual Fund and/or Affiliated Mutual Fund) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, and (ii) any account established by an Access Person during the quarter with respect to any securities transaction (including any transaction in securities of Mutual Funds and/or Affiliated Mutual Funds) in which the Access Person had any direct or indirect beneficial ownership.

With respect to any Securities transaction (including a transaction in securities of a Mutual Fund and/or Affiliated Mutual Fund), provide:

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of securities and the principal amount of each security involved;

•	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker or other market intermediary with or through which the transaction was effected; and

•	The date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

•	The name of the broker or other market intermediary with whom the Access person established the Account;

•	The date the account was established, and

•	The date that the report is submitted by the Access Person.

When no transactions have been effected and/or no accounts have been established, such quarterly report shall represent that no transactions subject to reporting requirements were effected and/or no accounts were established. After receipt of such quarterly reports, the Designated Officer shall give a report to the Chief Executive Officer certifying that he has received the quarterly reports from all Access Persons.

Any such quarterly report may contain a statement that the report shall not be construed as an admission by the Access Person or other person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

Exception to General Requirement: An Access Person need not make a Quarterly Transactions Report with respect to transactions effected pursuant to an automatic investment plan or if the Quarterly Transactions Report would duplicate information contained in broker trade confirmations and/or account statements received by the Designated Officer within thirty (30) days after the end of a calendar quarter.

Any personal transaction in any Security (including any security of a Mutual Fund and/or Affiliated Mutual Fund), of an Access Person which for any reason does not appear in the broker trade confirmations and/or account statements described above shall be reported as required by Article VIII.b.(iii).(a).(1) of this Code. Broker trade confirmations of personal transactions and/or account statements may be in any form (including copies of confirmations or statements) but must include the information required by this Code and Rule 17j-1.

Review of Reports: The Designated Officer shall review or supervise the review of the personal securities transactions reported pursuant to this Article VIII, except the personal securities transactions reported by the Designated Officer, which shall be reviewed by the Alternate Designated Officer. As part of that review, each such reported transaction shall be compared against completed and contemplated portfolio transactions of Investment Advisory Clients. Before making any determination that a violation has been committed by any person, such person shall be given an opportunity to supply additional explanatory material. The Designated Officer or the Alternate Designated Officer shall determine whether a particular violation is material or non-material. If the Designated Officer or the Alternate Designated Officer determines that a material violation of this Code has or may have occurred, he shall submit his written determination, together with the transaction report and any additional explanatory material provided by the individual, to the Chief Executive Officer (or, if the purported violation occurred with respect to the Chief Executive Officer, then to the Designated Officer, Alternative Designated Officer or other representative of the Adviser), who shall make an independent determination of whether a material violation has occurred. The Designated Officer or the Alternate Designated Officer shall conduct reviews of transactions by the Chief Executive Officer.

In summary, Securities transactions must be pre-cleared and reported as outlined below:

Pre-clear and	Securities, including:
report	•	debt securities rated below “BBB” by at least one national rating service
	•	futures or options on futures based on a single stock or on a narrow-based index
	•	Affiliated Mutual Fund shares if the purchase and sale or the sale and purchase transaction occurs within sixty (60) calendar days, except for purchases pursuant to an automatic investment, payroll deduction, or other similar plan
	•	Exchange Traded Funds

Report only (no need to pre-clear)	•	gifts or bequests (either receiving or giving) of securities (note that sales of Securities received as a gift must be both pre-cleared and reported)
	•	debt instruments rated “BBB” or above by at least one national rating service
	•	sales pursuant to tender offers
	•	dividend reinvestments
	•	Mutual Funds
	•	corporate actions by issuers
	•	purchases of Affiliated Mutual Fund shares pursuant to an automatic investment, payroll deduction, or other similar plan

Do not pre-clear	•	money market instruments with maturities of one year or less
or report	•	direct obligations of the U.S. Government
	•	bankers’ acceptances, CDs or commercial paper
	•	commodities or futures
	•	transactions in accounts over which you have no influence or control (for example, you have delegated investment decision-making authority to a professional money manager)
	•	transactions effected pursuant to an automatic investment plan

Certificate of Compliance: Each Access Person, Non-Access Person is required to certify (1) initially upon receiving the Code, (2) upon a material change in the Code and (3) annually that he or she has read and understood this Code and recognizes that he or she is subject to such Code. Further, each Access Person and Non -Access Person is required to certify annually (1) that he or she has complied with all the requirements of the Code and (2) that he or she has disclosed or reported all personal securities transactions pursuant to the requirements of the Code. Each Access Person who has not engaged in any personal securities transactions during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification. A copy of the Annual Affirmation of Compliance form is attached hereto as Exhibit C.

Reporting of Violations: If a person who is subject to this Code becomes aware of any violation of the Code, the individual is required to report such violation to the Chief Compliance Officer promptly. It is the Adviser’s policy to investigate the potential violation promptly and confidentially. Retaliation against any individual who reports a violation is prohibited and constitutes a further violation of the Code.

SANCTIONS

Forms of Sanction: Any Access Person who is determined to have violated any provision of this Code shall be subject to sanctions, which may include any one or more of the following: censure, suspension without pay, termination of employment and/or disgorgement of any profits realized on transactions in violation of this Code.

Procedures: If the Designated Officer finds that a material or non-material violation of this Code has occurred, he or she shall report the violation and the suggested corrective action and sanctions to the Chief Executive Officer of the Adviser, who may at the request of the person involved review the matter, and shall impose such sanction as he deems appropriate. If a Securities transaction of the Designated Officer or Chief Executive Officer is under consideration, the Chief Executive Officer, Alternative Designated Officer or other representative of the Adviser, as appropriate, shall act in all respects in the manner prescribed herein for the Designated Officer or Chief Executive Officer.

MISCELLANEOUS PROVISIONS

Records: The Adviser shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the Commission:

•	A copy of this Code and any other code of ethics which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible place;

•

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

•

A copy of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place;

•

A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code or who are or were responsible for reviewing the reports, shall be maintained in a easily accessible place;

•	Records evidencing prior approval of, and the rationale supporting, an acquisition by an Access Person of Securities in a private placement offering;

•

A record of all written acknowledgements of receipt of the Code and amendments for all persons who are or within the past five (5) years were employees shall be preserved for five (5) years after the individual ceases to be an employee; and

Confidentiality: All reports of Securities transactions (including Mutual Funds and Affiliated Mutual Funds) and any other information filed with the Adviser or its Investment Advisory Clients or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Commission or other regulatory entities.

Effect of Violation of this Code: In adopting Rule 17j -1, the Commission specifically noted in Investment Company Act Release No. IC-11421 that a violation of any provision of a particular code of ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general anti-fraud provisions of Rule 17j-1. In adopting this Code, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.

POLICIES OUTSIDE THE CODE OF ETHICS

The Adviser has adopted certain policies that are not part of this Code, but are equally important, including the following:

•	Gift Policy

A conflict of interest occurs when your private interests interfere or could potentially interfere with your responsibilities at work. You must not place yourself or the Adviser in a position of actual or potential conflict.	Applies to: Access Persons and Non-Access Persons

This Gift Policy covers a number of important issues and applies to all personnel of the Adviser. Important issues in this Policy include:

•	receiving or giving of gifts, entertainment or favors

•	political campaign contributions and expenditures on public officials

•	“Pay to Play” Policy

Rule 206(4)-5 under the Investment Advisers Act of 1940 addresses political activity of registered investment advisers who do business with government entities, including public pension plans, as well as on the use of placement agents to solicit government business (the “Pay to Play Rule”).

The failure of Skyline Asset Management, L.P. and its covered associates to follow this policy may result in loss of revenue and limit the Firm’s ability to market its products to certain government entities. This Policy is designed to ensure that the Firm and covered associates comply with the Pay to Play Rule.

Appendix A

SKYLINE ASSET MANAGEMENT, L.P.

CODE OF ETHICS

EXAMPLES OF BENEFICIAL OWNERSHIP

This Code of Ethics relates to the purchase or sale of securities of which an Access Person has a direct or indirect “beneficial ownership” except for purchases or sales over which such individual has no direct or indirect influence or control. Under this Code, “beneficial ownership” is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Rule 16a-1(a) (2) under the Securities Exchange Act specifies that, to have beneficial ownership, a person must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Accordingly, a director, officer, employee, agent or consultant of the Adviser may be deemed to have beneficial ownership of securities held by members of his immediate family sharing the same household, or by certain partnerships, trusts, corporations or other arrangements.

Examples of Beneficial Ownership: What constitutes “beneficial ownership” has been dealt with in a number of SEC releases and has grown to encompass many diverse situations. These include securities held:

•	by you for your own benefit, whether bearer, registered in your own name, or otherwise;

•	by others for your benefit (regardless of whether or how registered), such as securities held for you by custodians, brokers, relatives, executors or administrators;

•	for your account(s) by pledgees;

•

by a trust in which you have an income or remainder interest. Exceptions: where your only interest is to get principal if (1) some other remainder man dies before distribution, or (2) if some other person can direct by will a distribution of trust property or income to you;

•

by you as trustee or co-trustee, where either of you or members of your immediate family, i.e., spouse, children and their descendants, step-children, parents and their ancestors, and step-parents (treating a legal adoption as blood relationship), have an income or remainder interest in the trust:

•	by a trust of which you are the trustee or the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries;

•	by any partnership in which you are a partner;

•	by a personal holding company controlled by you alone or jointly with others;

•	in the name of your spouse unless legally separated;

•

in the name of minor children or in the name of any relative of yours or of your spouse (including an adult child) who is presently sharing your home. This applies even if the securities were not received from you and the dividends are not actually used for the maintenance of your home;

•

in the name of another person (other than those listed in (i) and (j) just above), if by reason of any contract, understanding, relationship, agreement, or other arrangement, you obtain benefits substantially equivalent to those of ownership; and

•

in the name of any person other than yourself, even though you do not obtain benefits substantially equivalent to those of ownership as described in (k) just above), if you can vest or re-vest title in yourself.

Exhibit A

120 South LaSalle Street, Suite 1320

Chicago, Illinois 60603

PERSONAL TRADING REQUEST AND AUTHORIZATION FORM

Follow-up
Name of Employee:		Date of Employee Purchase/Sale:

Date of Request:

Transaction Security:		Date of Adviser Purchase/Sale (if applicable):
Ticker Symbol:		Reviewed By:
Purchase:	Sale:

Affiliated Mutual Fund:
Ticker Symbol:
Purchased within Last 60 days: Y / N	Affiliated Mutual Fund 60 Day Rule
Number of Shares or Principal Amount: Exchange Traded:	Date of Purchase: Date of Sale:

Name of Broker and Brokerage Firm:

Account Name:

Account Number:

IPO?    Y / N

Private Placement?    Y / N

To the best of your knowledge is this transaction in compliance with the Skyline Code of Ethics?    Y / N

Employee’s Signature:

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * ** * * * * * * * * * * * * * * *

Designated Officer’s Approval:

Signature:	Date:

Printed Name:

Reviewed April 2013

Exhibit B

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS

FOR ACCESS PERSONS AND NON-ACCESS PERSONS OF THE ADVISER

Code of Ethics: Skyline Asset Management, L.P. (“Adviser”) have adopted a written Code of Ethics (the “Code”) to avoid potential conflicts of interest by personnel of the Adviser. A copy of the Code is attached to this letter. As a condition of your continued employment with the Adviser and the retention of your position, if any, as an officer, director, employee, agent or consultant of the Adviser, you are required to read, understand and abide by the Code. Terms used herein but not defined herein have the meanings given in the Code.

Compliance Program: The Code and the Adviser’s policies require that all personnel furnish to the Adviser’s Designated Officer the names and addresses of any brokerage or market intermediary with which you have any account. You are also required to furnish, or arrange for a broker or other market intermediary to furnish, to the Adviser’s Designated Officer (1) information concerning the existence of any account (including account number and the name of the broker or other market intermediary), (2) copies of your confirmation statements, and (3) monthly or quarterly account statements or Quarterly Transactions Reports, or such other documents, showing all purchases or sales of Securities (including any securities of Mutual Funds and/or Affiliated Mutual Funds (as defined in the Code) in any such account, or which are effected by you or for your benefit, or the benefit of any member of your household.

Additionally, you are required to furnish to the Designated Officer (1) a report of your personal holdings in Securities (including any security of a Mutual Fund and/or Affiliated Mutual Fund) within ten days of commencement of your employment with the Adviser and annually thereafter, and (2) information concerning the existence of any account (including account number and the name of the broker or other market intermediary). These requirements apply to any account, such as an account at a brokerage house, trust account at a bank, custodial account or similar types of accounts.

The Adviser’s compliance program also requires that you immediately report any contact with any Securities issuer, government or its personnel, or others that, in the usual course of business, might involve material non-public financial information. The compliance program and related policies require that you immediately bring to the attention of the Designated Officer any information you receive from any source which might be material non-public information.

Any questions concerning the Code should be directed to the Adviser’s Designated Officer.

I affirm that I have read and understand the Code of Ethics. I agree to the terms and conditions set forth in the Code and to abide by such terms and conditions.

Signature	Date

Exhibit C

SKYLINE ASSET MANAGEMENT, L.P.

CODE OF ETHICS

ANNUAL AFFIRMATION OF COMPLIANCE

I affirm that:

1.	I have again read and, during the past year to the best of my knowledge, have complied or disclosed any instance of non-compliance with the Code of Ethics of Skyline Asset Management, L.P. (“Adviser”).

2.	I have provided to the Adviser’s Designated Officer the names and addresses of each account that I have with any broker or other market intermediary, including, but not limited to, broker-dealers, banks and others. (List of known accounts and corresponding account numbers, and name of broker or market intermediary is attached.)

3.	I have provided to the Designated Officer of the Adviser copies of confirmations of securities transactions and account statements showing each and every transaction in any Security (including any security of a Mutual Fund and/or Affiliated Mutual Fund) in which I have or have had a beneficial ownership interest, as defined in the Code during the most recently-ended calendar year; or

During the most recent calendar year there were no transactions in any Security (including any security of a Mutual Fund and/or Affiliated Mutual Fund) in which I had a beneficial ownership interest required to be reported pursuant to the Code.

4.	I have provided to the Designated Officer a report of my personal holdings of any Security (including any security of a Mutual Fund and/or Affiliated Mutual Fund) as of the end of the most recent calendar year, including the title, number of shares or principal amount, and the current price and market value of each such security in which I have any direct or indirect beneficial ownership.

Signature	Date

Exhibit D

APPROVAL TO PURCHASE OR SELL DURING A BLACKOUT PERIOD

This form is used by Skyline Asset Management, L.P. (the “Adviser”) to grant approval for an Access Person to purchase or sell Securities that an Investment Advisory Client holds during a “blackout period” as such term is used in the Code of Ethics for the Adviser (the “Code”).

Name of Security:

The “blackout period” shall not be applicable with respect to the above Security so long as all of the following conditions are met:

(a)	the Adviser’s trader has certified to the Designated Officer or the Alternate Designated Officer, if the Designated Officer wishes to purchase or sell such Security, that all purchase or sale transactions of the Investment Advisory Clients have been completed for that day;

Trader Signature

(b)	the Portfolio Manager of that Investment Advisory Client has certified to the Designated Officer or Alternate Designated Officer that the Access Person’s purchase or sale transaction is not likely to have an adverse impact on the Investment Advisory Client, including the Investment Advisory Client’s ability to purchase or sell such Security in the future:

Portfolio Manager Signature

(c)	the Access Person otherwise complies with the Compliance Procedures set forth in Article VI and Article VIII of this Code; and

Access Person Signature

(d)	the Access Person is able to complete the purchase or sale transaction of such Security on the same date as permission is granted by the Designated Officer or Alternate Designated Officer.

Designated Officer Signature

Attach to Personal Trading Request and Authorization Form.

Reviewed April 2013

Exhibit E

QUARTERLY TRANSACTIONS REPORT FORM

In accordance with the Code of Ethics for Skyline Asset Management, L.P., each Access Person must make quarterly reports of transactions in Securities, unless excluded from such reporting obligation under the terms of the Code.

This Quarterly Transactions Report form must be completed, signed, dated by you, and then returned to the Chief Compliance Officer of Skyline Asset Management, L.P. within thirty (30) days of each quarter end.

I.	Reporting Period

Please indicate the time period covered by this Quarterly Transactions Report Form:

Reporting Period:                      Quarter, 201

II.	Reports of Securities Transactions

Below, please indicate the Securities transactions (including transactions in the securities of Mutual Funds and/or Affiliated Mutual Funds) that you entered into during the Reporting Period. Please provide all requested information for each Securities transaction.

Date of Trade	Name of Security, including title, interest rate and maturity date (if applicable) and any security of a Mutual Fund and/or an Affiliated Mutual Fund	# Shares (Stock) or Principal Amount (Bond)	Purchase, Sale, Gift or Other Acquisition or Disposition	Transaction Price	Account Number	Name of Broker or Other Market Intermediary

If you did not enter into or engage in any Securities transactions during the Reporting Period, please check the box below.

☐    No transactions to report for this Reporting Period.

Reviewed April 2013

III.New Accounts Established During the Reporting Period.

Account Number	Date Account Established	Name of Broker or other Market Intermediary

If you did not establish any accounts during the Reporting Period, please check the box below.

☐    No new accounts were established during this Reporting Period.

My signature below shall constitute my affirmation that I have reported all transactions and all accounts required to be reported under the Code during the Reporting Period.

Employee Signature:

Name (Print):

Title (Print):

Date:

Reviewed April 2013

Exhibit F

120 South LaSalle Street, Suite 1320

Chicago, IL 60603

In accordance with the Code of Ethics for Skyline Asset Management, L.P. (the “Adviser”) and the Affiliated Mutual Funds (the “Code”), each Access Person must make an Initial Holdings Report no later than ten (10) days after commencement of their employment with the Adviser and an Annual Holdings Report no later than January 30th of the following year. The information provided must be current as of a date not more than 45 days before the individual becomes an Access Person or the date the report is submitted.

Holdings Report

Name of Security, (including title, interest rate and maturity date, if applicable) and any security of a Mutual Fund and/or an Affiliated Mutual Fund	# of Shares (Stock) or Principal Amount (Bond)	Type of Security	Current Price	Market Value	Account Number	Name of Broker or other Market Intermediary

As of December 31, 2012, the following are the names of any brokers, dealers, or banks at which I held any securities* for my direct or indirect benefit:

My signature below shall constitute an affirmation that I have reported all Securities (including the securities of Mutual Funds and/or Affiliated Mutual Funds) in which I have a direct or indirect beneficial ownership interest and have otherwise complied with the Code.

Employee Signature:	Date:

Name (Print):

Title (Print):

*	Section 202(a)(18) of the Advisers Act defines a “security” as: Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Reviewed April 2013